SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Home Products International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 2, 2004

To the Stockholders of Home Products International, Inc.:

The Annual Meeting of Stockholders of Home Products International, Inc. a Delaware corporation (the “Company”), will be held on Wednesday, June 2, 2004 at 10:00 a.m., local time, at the Company’s Corporate Offices, 4501 West 47th Street, Chicago, Illinois 60632.

At the annual meeting, you will be asked to:

•	Elect four directors for the next year; and

•	Transact such other business as may properly come before the annual meeting.

The Board of Directors has fixed the close of business on April 14, 2004 as the record date for determining stockholders entitled to notice of and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

For the Board of Directors,

James R. Tennant

Chairman of the Board

Chicago, Illinois

April 26, 2004

HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 2, 2004

You are receiving this proxy statement and proxy card from us because you own shares of common stock in Home Products International, Inc. a Delaware corporation (the “Company”). This proxy statement describes the proposals on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this proxy statement and the form of proxy to stockholders on or about April 26, 2004. The Company will hold the annual meeting at our principal executive offices at 4501 West 47th Street, Chicago, Illinois 60632, at 10:00 a.m., local time, on June 2, 2004 (the “Meeting”).

GENERAL INFORMATION

Solicitation of Proxies

A form of proxy is being furnished herewith by the Company to each stockholder entitled to vote at the Meeting and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The Company will pay the entire cost of soliciting these proxies. Solicitation will be made by mail, and may also be made by telephone, facsimile, electronic mail, telegram or personal interview by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company’s common stock.

Authority Conferred by Proxies

The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted: FOR the election of all nominee directors specified herein. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and one is a director and executive officer of the Company and the other is an executive officer of the Company.

How You Can Vote

You may attend the Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions in your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director candidates nominated by the Board of Directors and in the discretion of the persons named as proxies on all other matters that may come before the annual meeting or any adjournment or postponement thereof.

•

Voting by Telephone.    You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

Revocability of Proxies

Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time before the final vote at the Meeting by: (i) a later dated proxy card, duly executed and delivered or presented at the Meeting; (ii) voting by telephone or using the Internet (your latest telephone or Internet proxy is counted); (iii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iv) attendance at the Meeting and voting in person.

Voting Securities and Record Date

The Company’s voting securities consist of one class of common stock, par value $0.01 per share (the “common stock”), and one class of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Company had 7,873,664 issued and outstanding shares of common stock and no shares of Preferred Stock issued and outstanding as of the close of business on April 14, 2004 (the “Record Date”). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote. Representation at the Meeting by the holders of one-third of the shares of common stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

Votes for, against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. For the election of directors, the four nominees who receive the most votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of such election.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 14, 2004 (unless otherwise noted) with respect to the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each stockholder known by the Company to be the beneficial owner of more than 5% of its common stock,

•	each director and nominee for director,

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.

The beneficial ownership of common stock set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 14, 2004 are considered outstanding, while these shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Percent of Class
J.P. Morgan Partners (SBIC), LLC(1)	1,274,472	16.2%
Samstock/SIT, LLC and Zell General Partnership, Inc.(2)	664,000	8.4
Palmyra Capital Advisors, LLC.(3)	430,700	5.5
Dimensional Fund Advisors, Inc(4)	417,050	5.3
Charles R. Campbell(5)	64,739	*
Daniel B. Shure(6)	67,885	*
Joel D. Spungin(7)	62,155	*
James R. Tennant(8)	708,538	8.7
James E. Winslow(9)	151,526	1.9
Peter Graves(10)	67,894	*
Joseph Lacambra(11)	51,345	*
Charles F. Avery, Jr.(12)	53,606	*
All directors and executive officers as a group (8 persons)(13)	1,227,688	14.5

*	Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)	Based on a Form 4 statement of changes in beneficial ownership filed with the SEC on February 11, 2004 by J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC), a Delaware limited liability company whose principal business office is located at 1221 Avenue of the Americas, New York, New York 10020.

(2)	As reported in a statement on Schedule 13D filed with the SEC on January 11, 2002 by Samstock/SIT, LLC, a Delaware limited liability company (“Samstock/SIT”), and Zell General Partnership, Inc., an Illinois corporation (“ZGP”). The sole member of each of Samstock/SIT and ZGP is Sam Investment Trust, an Illinois trust (“SIT”), formed for the benefit of Samuel Zell and members of his family. The sole trustee of SIT is Chai Trust Company, LLC, an Illinois limited liability company. Samstock/SIT has sole voting and dispositive power with respect to 650,720 shares and ZGP has sole voting and dispositive power with respect to 13,280 shares. The principal business office of Samstock/SIT and ZGP is located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)	As reported in a statement on Schedule 13G filed with the SEC on April 7, 2004 by Palmyra Capital Advisors, LLC, a Delaware limited liability company and registered investment adviser, the Michael and Leigh Anne Baxter Living Trust (the “Baxter Trust”), and Michael F. Baxter (the “Manager”). Palmyra Capital Advisors, LLC has discretionary authority to buy, sell, and vote such shares for its investment advisory clients. Manager’s and Trust’s beneficial ownership is indirect as a result of Manager’s position with, and the Baxter Trust’s ownership interest in, Palmyra Capital Advisors, LLC. The principal business office of each of the reporting persons is 11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025.

(4)	As reported in a statement on Schedule 13G filed with the SEC on February 6, 2004 by Dimensional Fund Advisors, Inc. (“DFA”), DFA beneficially owns 417,050 shares as a result of acting as an investment adviser for registered investment companies. DFA and the various accounts to which it is an adviser have shared power to vote and dispose of all such shares. DFA expressly disclaims that it is in fact the beneficial owner of such shares. DFA’s address is 1299 Ocean Avenue, 11th floor, Santa Monica , California 90401.

(5)	Includes 40,000 shares of common stock which may be purchased by Mr. Campbell upon exercise of currently exercisable options.

(6)	Includes 40,000 shares of common stock which may be purchased by Mr. Shure upon exercise of currently exercisable options and 14,584 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan. Also includes 2,500 shares held by Mr. Shure’s children with respect to which Mr. Shure disclaims beneficial ownership.

(7)	Includes 40,000 shares of common stock which may be purchased by Mr. Spungin upon exercise of currently exercisable options and 17,115 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

(8)	Includes 200,100 shares of common stock which may be purchased by Mr. Tennant upon exercise of currently exercisable options. Includes 40,810 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(9)	Includes 56,350 shares of common stock which may be purchased by Mr. Winslow upon exercise of currently exercisable options. Includes 15,315 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(10)	Includes 47,916 shares of common stock which may be purchased by Mr. Graves upon exercise of currently exercisable options. Includes 10,182 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(11)	Includes 38,750 shares of common stock which may be purchased by Mr. Lacambra upon exercise of currently exercisable options. Includes 12,595 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(12)	Includes 37,500 shares of common stock which may be purchased by Mr. Avery upon exercise of currently exercisable options. Includes 6,126 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(13)	Includes 500,616 shares of common stock which may be purchased upon exercise of currently exercisable options, 85,028 shares of common stock subject to the Company’s Executive Incentive Plan and 31,699 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s by-laws, the Board of Directors has adopted a resolution fixing the number of directors at four. Directors elected at the annual meeting of stockholders will hold office until the next annual meeting or until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the four nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees have served as directors since the last annual meeting. Each of the nominees named below has indicated his willingness to accept election, and management has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Mr. Spungin has advised the Board of Directors, however, that he intends to resign as a director no later than December 31, 2004. Mr. Spungin indicated his intention is not due to any disagreement with management or the Board of Directors. The Company is currently searching for an additional person to serve as an independent director following Mr. Spungin’s resignation to maintain compliance with Nasdaq listing requirements.

The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting in person or by proxy shall be the act of the stockholders.

Nominees for Directors

Information regarding each of the Board’s nominees for election as directors is set forth below. There are no family relationships among any of the Company’s directors or executive officers.

Charles R. Campbell, age 64, has served as a director of the Company since September 1994. Since 1996 Mr. Campbell has been a principal with the Everest Group, a management consulting firm. From 1995 to 1996, Mr. Campbell was President of C. R. Campbell & Associates, a management consulting firm. From 1985 to 1995, Mr. Campbell was Senior Vice President, Chief Financial and Administrative Officer of Federal Signal Corporation, a diversified manufacturer of capital goods. Mr. Campbell is a director of Federal Signal Corporation, a publicly held company.

Daniel B. Shure, age 46, has served as a director of the Company since December 1994. Since 1988, Mr. Shure has been President and Chief Executive Officer of Strombecker Corporation, an international toy manufacturer and distributor. From February 2002, Mr. Shure has also served as Chairman of the Board of Strombecker Corporation. Mr. Shure is a director of several privately held companies.

Joel D. Spungin, age 65, has served as a director of the Company since September, 1996. Since 1995, Mr. Spungin has been Managing Partner of DMS Enterprises, a management advisory and investment company. From 1994 to 1999, Mr. Spungin was Chairman Emeritus of United Stationers, Inc. From 1981 to 1995, Mr. Spungin was employed by United Stationers, Inc., a publicly held company, in various capacities with his final position being Chairman of the Board and Chief Executive Officer. Mr. Spungin is a director of AAR Corporation and Vita Foods, Inc. Mr. Spungin has advised the Board of Directors that he intends to resign as a director no later than December 31, 2004.

James R. Tennant, age 51, has served as Chairman of the Board and Chief Executive Officer of the Company since April 1994. Mr. Tennant has been a director of the Company since December 1992. From 1982 to 1994, Mr. Tennant was Division President of True North Communications, an international marketing services company. Mr. Tennant is a director of Hines Horticulture, Inc., a publicly held company, and a number of privately held companies.

The Company’s Board of Directors unanimously recommends voting “FOR” the election of the nominees for director set forth above.

CORPORATE GOVERNANCE

The Company operates within a corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Company monitors developments in the area of corporate governance. The Board of Directors has initiated actions consistent with the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and the NASDAQ SmallCap MarketSM.

Board of Directors

Our Board currently consists of four directors, of which Charles R. Campbell, Daniel B. Shure and Joel D. Spungin, have been determined to be independent directors (as defined by Nasdaq Stock Market listing standards). The Company’s non-management directors meet in executive session separate from management during every Board meeting.

The Board of Directors met five times during the 2003 fiscal year. During fiscal year 2003, each of the directors attended 75% or more of the total meetings of the Board and committees of the Board on which the director served. In addition, it is Company policy that each of our directors is invited and encouraged to attend the Meeting.

The three standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. The Board has only appointed independent directors (as defined by Nasdaq Stock Market listing standards) to serve on each of these committees.

The Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s code of conduct. The Audit Committee has sole responsibility for the appointment, compensation, retention and oversight of the Company’s independent auditors.

The Audit Committee currently consists of three independent directors, Charles R. Campbell (Chairman), Daniel B. Shure and Joel D. Spungin (who was appointed to the Committee on April 16, 2003). Each member of the Audit Committee meets all the applicable independence and financial literacy requirements of Nasdaq and the SEC. The Board of Directors has determined that Mr. Campbell has the background to qualify as a “financial expert” on the Audit Committee within the meaning of SEC and Nasdaq rules. The Board of Directors has adopted a revised charter for the Audit Committee, which is included as Annex A to this proxy statement. The Committee has also adopted a policy for the pre-approval of all services and fees to be provided by the Company’s independent auditors for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations.

The Compensation Committee

The authority and duties of the Compensation Committee include, among others, (i) approving and overseeing the total compensation package for the Company’s executive officers; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer; (iii) reviewing and making recommendations to the Board regarding new employment agreements or arrangements with executive officers; and (iv) reviewing and making recommendations to the Board regarding long-term incentive compensation or equity plans, programs or similar arrangements of the Company; and (v) preparing an annual report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement filed with the SEC.

The Compensation Committee currently consists of two non-employee directors, Daniel B. Shure (Chairman) and Joel D. Spungin. All members of the Compensation Committee (i) meet the independence requirements of the Nasdaq Marketplace Rules, (ii) are “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) are “outside directors” for purposes of the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met three times during 2003.

The Nominating & Governance Committee

The authority and duties of the Nominating & Governance Committee (formerly the Nominating Committee) include, among others, (i) identifying individuals qualified to become Board members, (ii) recommends to the Board the director nominees for election at the next annual meeting of stockholders, (iii) monitors significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and (iv) leads the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation.

The Nominating & Governance Committee currently consists of three independent directors, Charles R. Campbell (Chairman), Daniel B. Shure and Joel D. Spungin. The Nominating & Governance Committee met five times during 2003. The Board of Directors has adopted a charter for the Nominating & Governance Committee, which is included as Annex B to this proxy statement. A copy of the Nominating & Governance Committee charter is also available without charge to any stockholder upon written request to Corporate Secretary, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois, 60632.

Special Committee of the Board of Directors

A Special Committee of the Board (comprised solely of the Company’s independent directors, Charles R. Campbell (chairman), Daniel B. Shure and Joel D. Spungin) was established to evaluate an offer proposed by an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. During 2003, the Special Committee met nine times. For more information, see “Related Party Transactions” below.

Director Nominations Process

The Board’s process for identifying and evaluating nominees for director consists principally of evaluating candidates who are recommended by the Nominating & Governance Committee. The Board may also, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level Company executives, individuals personally known to members of the Board, and employment of one or more search firms.

It is the policy of the Nominating & Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be in writing and must include: the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment, the number of shares of the Company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications and information regarding any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. Such writing must also include: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his capacity as a proponent to a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

These director candidate recommendation materials must be sent to the Corporate Secretary, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois, 60632. It is the policy of the Nominating & Governance Committee not to consider stockholder nominees for a given annual meeting of stockholders unless such written notice is received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting. Properly submitted stockholder recommendations will be given the same consideration and evaluated with the same criteria as candidates that are recommended internally.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of the candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole and of committees of the Board.

In identifying and evaluating the individuals that it selects, or recommends that the Board of Directors select, as director nominees, the Nominating & Governance Committee utilizes the following process:

•	Reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Committee determines, a search firm.

•	Evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•	Considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.

•	After such review and consideration, the Committee selects, or recommends that the Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors.

Stockholder Communications with the Board

The Board of Directors provides a process for stockholders to communicate with members of the Board. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois, 60632. Such communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the specified individual director, as appropriate, generally at the next regular Board meeting following receipt of the communication. However, if the Corporate Secretary determines the nature of the communication requires the immediate attention of the Board of Directors or the specified individual director, the communication may be submitted at an earlier date.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to the Company’s directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees. A copy of the Code of Business Conduct and Ethics is available, without charge, upon written request to James E. Winslow, Executive Vice President and Chief Financial Officer, Home Products International, Inc., 4501 West 47th Street, Chicago Illinois, 60632.

Compensation of Directors

All non-employee directors are paid an annual retainer of $10,000, plus $2,000 for each Board of Directors’ meeting attended in person, $1,000 for each meeting conducted telephonically, $500 for each committee meeting attended in person or by telephone and $1,000 per meeting for attendance at Special Committee meetings. The chairman of the Special Committee is paid $1,300 per meeting for attendance at Special Committee meetings. Each non-employee director may defer payment of the retainer and/or director’s fee, until termination of the director’s services or the attainment of a certain age. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees of the Board of Directors.

Non-employee directors may also from time to time be granted options to purchase shares of common stock at the discretion of the Board of Directors. In 2003, no discretionary stock options were granted to any non-employee director. The Company’s current policy is for non-employee directors to receive a grant of an option to purchase 20,000 shares of common stock every three years commencing in May 2001. The terms of any future discretionary stock option grants will be determined at the time of grant in accordance with the applicable plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information regarding the compensation of our chief executive officer and our four other most highly compensated executive officers. The term “named executive officers” is used to refer collectively to these individuals later in this proxy statement.

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year		Salary ($)	Bonus ($)	Securities Underlying Options (#)	LTIP Payouts ($)(1)	All Other Compensation ($)
James R. Tennant	2003		$491,920	$0	—	$23,464	$38,235	(2)
Chairman of the Board and Chief	2002		489,512	708,243	—	140,486	69,234	(2)
Executive Officer	2001		447,200	1,135,610	100,000	55,900	32,337	(2)

James E. Winslow	2003		$245,960	$0	—	$8,806	$17,560	(3)
Executive Vice President, Chief	2002		244,756	410,105	25,000	52,721	33,893	(3)
Financial Officer and Secretary	2001		223,600	399,932	25,000	19,387	16,964	(3)

Joseph Lacambra	2003	(4)	$201,204	$0	—	$0	$0
Senior Vice President, Operations

Peter Graves	2003	(4)	$161,200	$0	—	$0	$0
Senior Vice President, Sales

Charles F. Avery, Jr.	2003	(4)	$150,000	$0	—	$3,523	$0
Senior Vice President, Finance

(1)	The amounts appearing in this column are as of December 27, 2003, December 28, 2002 and December 29, 2001 and represent cash and/or the value of the shares of common stock paid out upon the conversion of share units pursuant to the Company’s Executive Incentive Plan (“EIP”). The 2003 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2003 (December 26, 2003) of $1.15 per share by a certain number of share units. Mr. Tennant’s 2003 payout was based on 20,404 share units, Mr. Winslow’s 2003 payout was based on 7,657 share units and Mr. Avery’s payout was based on 3,063 share units. The 2002 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2002 (December 27, 2002) of $4.59 per share by a certain number of share units. Mr. Tennant’s 2002 payout was based on 30,607 share units and Mr. Winslow’s 2002 payout was based on 11,486 share units. The 2001 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2001 (December 28, 2001) of $2.95 per share by a certain number of share units. Mr. Tennant’s 2001 payout was based on 18,949 share units and Mr. Winslow’s 2001 payout was based on 6,572 share units.

(2)

Consists in 2003 of an employer contribution of $8,000 to the Company’s 401(k) plan, an employer contribution of $16,932 to the Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 2002 of an employer contribution of $11,500 to the Company’s 401(k) plan, an employer contribution of $44,431 to the Deferred Compensation

Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 2001 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $8,684 to the Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf.

(3)	Consists in 2003 of an employer contribution of $8,000 to the Company’s 401(k) plan, an employer contribution of $4,690 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 2002 of an employer contribution of $11,500 to the Company’s 401(k) plan, an employer contribution of $17,523 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 2001 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $1,744 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf.

(4)	Messrs. Lacambra, Graves and Avery were designated as executive officers by the Board of Directors effective January 1, 2003.

Option Grants in Last Fiscal Year

No stock options were granted to any of the named executive officers during the fiscal year ending December 27, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information about options held as of December 27, 2003 and option exercises during the fiscal year ending December 27, 2003 by the named executive officers. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the fair market value at December 27, 2003 (based on the $1.15 per share closing price of the common stock on the Nasdaq SmallCap MarketSM on December 26, 2003), multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price. No options granted to named executive officers were in-the-money at fiscal year end.

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised in-the- Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Tennant	0	$0	200,100	100,000	$0	$0
James E. Winslow	0	0	43,850	31,250	0	0
Joseph Lacambra	0	0	33,750	12,500	0	0
Peter Graves	0	0	42,916	12,500	0	0
Charles F. Avery, Jr.	0	0	32,500	12,500	0	0

Long-Term Incentive Plans—Awards in Last Fiscal Year

There were no awards earned by the named executive officers in fiscal year 2003 under the Company’s Executive Incentive Plan (“EIP”). Information regarding payouts to named executive officers in 2003 with respect to phantom stock units accrued in prior years under the EIP is included in the LTIP Payouts column of the Summary Compensation Table.

Employment and Other Agreements with Named Executive Officers

James R. Tennant. Mr. Tennant is employed as Chairman of the Board and Chief Executive Officer of the Company pursuant to an employment agreement dated as of May 19, 1999. On December 31, 2003, Mr. Tennant’s employment agreement was renewed for a period of one year based on the automatic extension clause in his employment agreement. The employment agreement will continue to be extended for one year unless canceled by either party. The employment agreement provides for a minimum annual base salary of $400,000. Mr. Tennant is also entitled to receive a discretionary bonus based on the Company’s financial performance (in the form of cash and/or stock options at the discretion of the Board of Directors), as well as to receive incentive bonuses subject to the terms of the EIP and the Company’s Management Incentive Plan. Mr. Tennant’s employment agreement also provides for the granting of certain options to purchase common stock. If the Company terminates Mr. Tennant’s employment without cause or does not renew Mr. Tennant’s employment agreement for any renewal year after December 31, 2004, Mr. Tennant will be entitled to receive a severance payment in an amount equal to three times the average salary and bonus earned during the two years immediately prior to the termination.

If Mr. Tennant’s employment is terminated either voluntarily or involuntarily for any reason within 180 days after a change in control of the Company, Mr. Tennant is entitled to receive (i) a payment on the date of such termination in consideration for consulting services for the following twenty-four months, in an amount equal to the difference between (A) five million and (B) the per share value of the Company’s common stock at the closing of the event which is the culmination of the transaction(s) resulting in the change of control minus the exercise price per share of each stock option granted to Mr. Tennant prior to the change in control multiplied by the number of shares of common stock underlying each option granted and (ii) a one time payment equal to the product of (A) three times (B) the sum of the amount of salary and bonus earned during each of the two years immediately prior to the termination divided by two. In addition, the Company should provide medical and other insurance benefits for the two year period immediately following the date of termination of employment.

Mr. Tennant’s employment agreement also contains a provision to reimburse him for any excise tax that may be due under section 4999 of the Internal Revenue Code of 1986, as amended, as well as any additional income or other tax which may become due because of this additional payment. He also agrees not to compete against the Company or solicit its customers or employees for a period of three years after his voluntary termination or termination by the Company without cause.

James E. Winslow. In October 1994, the Company entered into an agreement with Mr. Winslow, the Company’s Executive Vice President, Chief Financial Officer and Secretary. This agreement, as amended in May 2000, provides that if Mr. Winslow’s employment is terminated by the Company for any reason (other than for cause, death or disability) or except in connection with a change in control, in which event the terms of the Retention and Non-Competition Agreement described below will govern, he is entitled to a severance payment equal to two times his average yearly salary and bonus compensation paid to him over the past two fiscal years.

On January 28, 2000, the Company entered into a Retention and Non-Competition Agreement with Mr. Winslow. The agreement provides that if Mr. Winslow remains with the Company for 180 days following a change in control of the Company, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Winslow will receive a payment equal to two times his average yearly salary and bonus compensation paid to him over the past two fiscal years. Additionally, Mr. Winslow agrees that he will not compete against the Company or solicit its customers or employees for a period of one year after the termination of his employment with the Company, and the Company agrees to pay Mr. Winslow an additional $100,000 in twelve monthly installments upon a change in control in consideration for such agreements.

Joseph Lacambra. On August 23, 2001, the Company entered into an employment arrangement with Mr. Lacambra, the Company’s Senior Vice President, Operations. This employment arrangement includes a severance agreement providing that if Mr. Lacambra is terminated without cause by the Company, Mr. Lacambra will be entitled to six months of his annual base salary paid out over a six month period.

In addition, on January 28, 2000, the Company entered into a Retention Agreement with Mr. Lacambra. The agreement, as amended on January 17, 2002, provides that if Mr. Lacambra remains with the Company for 180 days following a change in control of the Company, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Lacambra will receive a payment of $96,732.50. Additionally, Mr. Lacambra agrees that he will not compete against the Company or solicit its customers or employees for a period of six months after the retention period.

Peter Graves. On January 28, 2000, the Company entered into a Retention Agreement with Mr. Graves, the Company’s Senior Vice President, Sales. The agreement, as amended on January 17, 2002, provides that if the Mr. Graves remains with the Company for 180 days following a change in control of the Company, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Graves will receive a payment of $155,000. Additionally, Mr. Graves agrees that he will not compete against the Company or solicit its customers or employees for a period of six months after the retention period.

Charles F. Avery, Jr. In August 1998, the Company entered into an employment offer with Mr. Avery, the Company’s Senior Vice President, Finance. This employment offer includes a severance agreement providing that if Mr. Avery is terminated without cause by the Company, Mr. Avery will be entitled to six months of his annual base salary.

In addition, on January 28, 2000, the Company entered into a Retention Agreement with Mr. Avery. The agreement, as amended on January 17, 2002, provides that if the Mr. Avery remains with the Company for 180 days following a change in control of the Company, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Avery will receive a payment of $71,500. Additionally, Mr. Avery agrees that he will not compete against the Company or solicit its customers or employees for a period of six months after the retention period.

EQUITY COMPENSATION PLAN INFORMATION

All equity compensation plans under which our common stock is reserved for issuance have previously been approved by our stockholders. The following table provides summary information as of December 27, 2003 for all of our stock option plans.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and Warrants (a)(1)	Weighted Average Exercise Price of Outstanding Stock Options and Warrants (b)	Number of Shares of Common Stock Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column (a)) (c)(2)
Equity Compensation Plans Approved by Securityholders	983,420	$3.16	1,099,954
Equity Compensation Plans Not Approved by Securityholders	—	—	—

Total	983,420	$3.16	1,099,954

(1)	Includes 572,500 shares subject to outstanding awards under the 1999 Performance Incentive Plan, and 410,920 shares subject to outstanding awards under the 1994 and prior Stock Option Plans.

(2)	Includes 114,950 shares subject to outstanding awards under the 1998 Executive Incentive Plan and 71,041 shares available for future issuance under the 1999 Directors Restricted Stock Plan. Does not include Employee Stock Purchase Plan. At December 27, 2003, 403,091 shares were available for future issuance under the Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) determines and administers the compensation of the Company’s executive officers. The Committee is comprised entirely of non-employee directors.

Compensation Philosophy

At the direction of the Board of Directors, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting, retaining and motivating key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company. Committee actions related to the compensation of the chief executive officer and other executive officers of the Company are submitted to the full Board of Directors for ratification.

The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of the Company’s executive officers. At the executive officer level, the Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

The Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Committee considers such Company performance measures as net income, earnings per share and return on capital employed, the Committee does not apply any specific quantitative formula in making compensation decisions. However, the Management Incentive Plan and the Executive Incentive Plan are based on specific Company performance measures related to the attainment of certain budgeted goals and return on capital employed, respectively. The Committee also appreciates the importance of achievements that may be difficult to quantify and, accordingly, recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to the industry. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

Base Salary

Base salaries for the chief executive officer and other executive officers are established at competitive market levels for their respective positions, levels of responsibility and their knowledge and experience. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual executive officer performance. The Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

Performance Based Compensation

Management Incentive Plan. The Management Incentive Plan, (“MIP”) applies to executive officers and key employees of the Company. Participants are eligible to earn an annual incentive award based on the attainment of pre-approved Company and subsidiary goals. Participants are assigned a target incentive award stated as a percent of their salary, based on a participant’s duties and responsibilities. The target incentive award is calculated at the end of the fiscal year based upon the attainment of predetermined financial and economic goals. The goals consist of (1) earnings performance goals expressed as earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (2) for key employees a discretionary performance goal with respect to specific performance objectives established at the beginning of the year. For achievement above or below the performance goals, the amount of the total award will increase or decrease above or below the target incentive award opportunity.

The 2003 performance goal set by the Committee for executive officers was the attainment of a minimum level of EBITDA. After year end, the Committee then reviewed the performance of the Company and each of the participating executives prior to payment of the incentive awards. No 2003 incentive awards were paid to named executive officers under the MIP as noted in the “Bonus” column of the Summary Compensation Table.

Executive Incentive Plan. The Executive Incentive Plan (“EIP”) applies to the Company’s senior management. The purpose of the EIP is to make available to the participants a portion of their total compensation in the form of an incentive opportunity for attaining a return on capital employed goal determined by the Committee at the beginning of the plan year.

While the EIP provides annual incentive opportunity, it also provides longer-term incentives to enhance stockholder value. One-half of the total award is paid to participants in cash following the end of the plan year, while the remainder is deferred as phantom stock units whose value is tied to the performance of the Company’s stock. The value of deferred phantom stock units is generally paid out over three years, subject to a vesting schedule and only in the event that the recipient remains an employee of the Company on each vesting date, in the form of cash or cash and Company common stock.

After year end, the Committee reviews the performance of the Company prior to determining the final incentive awards. There were no 2003 incentive awards paid to named executive officers under the EIP as noted in the “Bonus” column of the Summary Compensation Table. Information regarding payouts to named executive officers in 2003 with respect to phantom stock units accrued in prior years under the EIP is included in the LTIP Payouts column of the Summary Compensation Table.

Stock Options

The Company’s long-term equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. Grants under the Company’s stock option plans are designed to further reinforce the link between executive performance and stockholder return, to provide additional incentives to executives that are tied to growth of stock price over time and to encourage continued employment with the Company. In recommending grants under the various stock option plans, the Committee considers various quantitative and qualitative factors. The Company periodically grants new awards to provide continuing incentives for future performance. The number of options previously awarded to and held by executive officers and key employees is reviewed but is only one factor in determining the size of current option grants. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts. In fiscal 2003, no stock options were granted.

Chief Executive Officer Compensation

Compensation of the Chief Executive Officer for the 2003 fiscal year was determined pursuant to the terms of Mr. Tennant’s employment agreement. Mr. Tennant also participates in the Executive Incentive Plan as well as the Management Incentive Plan. Mr. Tennant was not granted any additional stock options in 2003.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based”

compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met. To the extent consistent with the Company’s compensation policies, the Company’s ability to attract and retain independent directors, and the Committee’s assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs.

Compensation Committee

Daniel B. Shure, Chairman

Joel D. Spungin

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three non-employee directors, all of whom are independent directors (as defined by Nasdaq Stock Market listing standards). The Board of Directors has determined that Mr. Charles Campbell qualifies as a “financial expert” on the Audit Committee within the meaning of SEC rules. On April 16, 2003, Joel D. Spungin was appointed to the Audit Committee. The Committee met six times during 2003.

The Board of Directors has adopted a revised charter for the Audit Committee, which is included as Annex A to this proxy statement. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of the Company, including its code of business ethics. In addition, for each fiscal year, the Audit Committee selects independent public accountants to audit the financial statements of the Company and its subsidiaries, subject to approval of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including under Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with the auditors’ independence.

The Committee has adopted a policy for the pre-approval of all services and fees to be provided by the Company’s independent auditors for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Committee annually pre-approves general and specific services and fees. The Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Committee at its next meeting. The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 27, 2003 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Charles R. Campbell, Chairman

Daniel B. Shure

Joel D. Spungin

INDEPENDENT ACCOUNTANTS

KPMG LLP acted as independent accountant to audit the Company’s consolidated financial statements for the fiscal year ending December 27, 2003. Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected KPMG LLP to serve as our independent accountant for fiscal year 2004. A representative of KPMG LLP is expected to be present at the Meeting to answer appropriate questions and, if they so desire, to make a statement.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 27, 2003 and December 28, 2002, including the review of the financial statements included in the Company’s Form 10-Q filings and general accounting consultations, by the Company’s principal accounting firm, KPMG LLP.

	2003	2002
Audit Fees	$218,000	$164,000
Audit Related Fees(1)	—	60,000

Total audit and audit-related fees	208,000	224,000
Tax fees(2)	42,000	47,800
All other fees	—	—

Total fees	$260,500	$271,800

(1)	Other audit related fees are for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(2)	Tax fees include tax compliance, tax advice and tax planning.

As described in the Audit Committee Report, the Audit Committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent auditors in accordance with its policy with respect thereto. No services provided by the independent auditors under the categories of “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” were approved pursuant to the de minimus exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor, KPMG LLP, is compatible with maintaining auditor independence.

Former Accounting Firm

In May 2002, the Board of Directors, upon the recommendation of the Audit Committee, terminated the engagement of Arthur Andersen LLP as its independent auditor. The Arthur Andersen LLP report on the Company’s financial statements for each of the fiscal years ended December 30, 2000 and December 29, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years 2000 and 2001 and the interim period between December 29, 2001 and the termination in May 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with their report. The Company engaged KPMG LLP in May 2002 as its new independent auditor effective upon the termination of Arthur Andersen LLP.

COMPANY STOCK PERFORMANCE

The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return on the Nasdaq SmallCap Marketsm and a Peer Group (selected industry index code 3089—Plastics Products N.E.C.). The graph is for a period of five years and assumes $100 was invested on December 31, 1998. Cumulative total return assumes that dividends, if any, were reinvested. The cumulative total return set forth in the graph is not necessarily indicative of future returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG HOME PRODUCTS INTERNATIONAL, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

ASSUMES $100 INVESTED ON DECEMBER 31, 1998

	12/98	12/99	12/00	12/01	12/02	12/03
Home Products International, Inc.	$100.00	$104.40	$17.61	$32.60	$45.28	$13.08
Nasdaq Stock Market (U.S.)	100.00	190.62	127.67	70.42	64.84	91.16
Peer Group	100.00	133.79	110.05	108.42	98.66	140.43

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Jeffrey Rubenstein, a former director of the Company, is the executor and trustee of certain estates and trusts (the “Trusts”) which lease a facility to the Company. In addition, Mr. Rubenstein is a partner in a law firm that is the Company’s primary outside general counsel. Mr. Rubenstein is responsible for overseeing all legal work performed by the law firm on the Company’s behalf. Mr. Rubenstein had been a director since September 1986 until his resignation on November 7, 2003. Until his resignation, Mr. Rubenstein was also a member of the Compensation Committee of the Board of Directors. Until August 13, 2002, Mr. Rubenstein was also a member of the Audit Committee of the Board of Directors. Payments made to the law firm were $150,000 in 2003, $331,000 in 2002 and $455,000 in 2001.

The Trusts own the Company’s Chicago headquarters, manufacturing and distribution facility. The Company leases the facility from the Trusts under a lease that expires in July 2020. The Company has options to extend the lease as well as an option to purchase the facility. The lease was last amended in October 1998. The Board of Directors has approved the lease and its amendments. Lease payments made to the Trusts were $922,000 in 2003, $909,000 in 2002 and $848,000 in 2001.

The Company believes that the terms of all transactions with the law firm and the Trusts are “arms length”. In accordance with revised Nasdaq listing standards, the Company has adopted a policy to conduct an appropriate review of all “related party transactions” (as defined in Nasdaq rules) for potential conflict of interest situations on an ongoing basis and to require all such related party transactions to be approved by the Company’s audit committee comprised solely of independent directors.

RELATED PARTY TRANSACTIONS

As previously disclosed, the Company received a proposal letter on February 5, 2004 to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s chairman and chief executive officer. A Special Committee of the Board comprised solely of the Company’s independent directors, Charles R. Campbell, Daniel B. Shure and Joel D. Spungin, together with its outside counsel and financial advisors, are considering the proposed transaction. That Special Committee is actively pursuing alternatives. The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.

Except as described in the preceding paragraph and above under “Compensation Committee Interlocks and Insider Participation”, there are no other relationships or related party transactions of a nature required to be disclosed under applicable SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on review of the copies of such reports furnished to the Company, the Company believes that during the 2003 fiscal year, all required Section 16(a) filings were made on a timely basis by the directors, executive officers and greater than 10% beneficial owners of the Company.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders has accompanied this Proxy Statement. The Company’s Annual Report on Form 10-K for the fifty-two weeks ended December 27, 2003, as filed with the SEC and including any amendments thereto, is available without charge to any stockholder upon written request to Mark J. Suchinski, Corporate Controller, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois 60632. Copies of exhibits filed with the Form 10-K will be furnished, if requested, upon payment of the Company’s reasonable expenses in furnishing those materials.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for evaluation as to possible inclusion in the Proxy Statement and form of proxy for the Company’s next annual meeting of stockholders must be received by the Company not later than 5:00 p.m. central standard time on December 27, 2004, which is 120 calendar days prior to the anniversary of the mailing date of this year’s proxy materials, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting. Such proposals should be sent to the Corporate Secretary at the Company’s principal executive offices at 4501 West 47th Street, Chicago, Illinois 60632.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s 2005 annual meeting of stockholders if a stockholder raises a proposal which is not to be included in the Company’s proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by March 12, 2005, which is the date 45 days prior to the anniversary of the mailing date of this year’s proxy materials. If the date of the 2005 annual meeting of stockholders is changed by more than 30 days from the date of the 2004 annual meeting of stockholders, notice of any such stockholder proposals must be received by the Company a reasonable time before the Company solicits proxies for the 2005 annual meeting of stockholders. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under law, an appropriate subject for stockholder action in order to be brought before the meeting.

With respect to the 2004 Meeting, the Company did not receive proper notice of any stockholder proposals within the period specified by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Accordingly, proxies appointed by management intend to use their discretionary authority to vote the shares they represent as the Board of Directors may recommend if a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Meeting. If any of the Board’s nominees is unavailable for election as a director or any other matter should properly come before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

For the Board of Directors,

James R. Tennant

Chairman of the Board

Chicago, Illinois

April 26, 2004

ANNEX A

HOME PRODUCTS INTERNATIONAL, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(adopted by the Board of Directors on February 23, 2004)

Mission Statement

The Audit Committee (“Committee”) will assist the Board of Directors of Home Products International, Inc. (the “Company”) in fulfilling its oversight responsibilities relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s Code of Conduct. In performing its duties, the Committee will maintain effective working relationships with the Company’s Board of Directors, management, and the external independent public accountant auditor (“independent auditor”) and internal auditors, if any. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company’s business, operations and risks.

I. Organization

A.	The Committee shall consist of three or more members to be selected by the Board of Directors. The Board of Directors shall also designate a Committee Chairperson.

B.	All of the members of the Committee must be determined by the Board of Directors to meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“Commission”). At least one member of the Audit Committee who is financially sophisticated in accordance with Nasdaq rules shall be designated as an “audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

C.	Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the full Board of Directors. Committee members may be replaced by the Board of Directors.

D.	The Committee shall meet as often as it determines is necessary or appropriate, but not less frequently than quarterly. The Committee shall periodically meet with the independent auditor, the internal auditor, if any, the chief financial officer and management in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

II. Roles and Responsibilities

The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Committee shall have the sole authority to approve related fee and retention terms. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors retained by the Committee.

The Committee, to the extent it deems necessary or appropriate, shall:

A. Financial Reporting and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and management’s discussion and analysis of financial condition and results of operations, and the adequacy of internal controls. The Committee shall also review management’s handling of proposed audit adjustments identified by the independent auditor and the resolution thereof; and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K filed with the Commission.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any complex and/or unusual transactions such as restructuring or other non-recurring charges, significant changes in the Company’s selection or application of accounting principles, any significant issues as to the adequacy of the Company’s internal controls and any steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly comments from the independent auditor on:

a)	All critical accounting policies and practices used or to be used by the Company;

b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences, and management’s responses thereto.

5.	Prior to the release of quarterly earnings, available Committee members shall review and discuss the quarterly financial statements with management and the independent auditor and will discuss any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. A quorum of Committee members shall not be required to conduct these reviews.

6.	Discuss with management and the independent auditor the use of any “pro forma” or “adjusted” non-GAAP financial information, as well as financial information and earnings guidance provided to analysts and rating agencies. When appropriate, such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as the effect of any off-balance sheet transactions or arrangements on the Company’s financial statements.

8.	Discuss with management, independent auditors and internal auditors, if any, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Discuss with management and the independent auditor the adequacy and effectiveness of the Company’s accounting, financial reporting and other internal controls, and elicit any recommendations for improvement of existing controls or the addition of new controls.

11.	Review disclosures made to the Committee by the Company’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control environment.

B. Oversight of the Company’s Relationship with the Independent Auditor. With respect thereto, the Committee shall:

1.	Obtain and review a written statement from the independent auditor at least annually (or more frequently as circumstances require) regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company or any other relationships that may adversely affect the independence of the auditor. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors, if any. The Audit Committee shall present its conclusions with respect to the independent auditor and its assessment of the independence of the auditor to the Board.

2.	Annually review the experience and qualifications of the senior members of the independent auditor team. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

3.	Annually review the performance, and recommend to the Board the selection, of the Company’s independent auditor, which selection may be subject to stockholders’ approval, as determined by the Board.

4.	Prior to the commencement of the fiscal year audit, review the independent auditor’s proposed audit scope, staffing and approach.

5.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

6.	Approve the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

C. Internal Auditor. In the event the Company shall establish the position of Internal Auditor, then, with respect thereto, the Committee shall:

1.	Review the activities and organizational structure of the Company’s internal audit function; and

2.	Review the qualifications of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the senior person responsible for any internal audit.

D. Compliance with Laws and Regulations. With respect thereto, the Committee shall:

1.	Periodically obtain updates from management, general counsel, and the chief financial officer regarding compliance with applicable legal requirements;

2.	Discuss with the Company’s counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies.

3.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been violated. Make reasonable inquiry of the independent auditor to determine that all regulatory compliance matters have been considered in the preparation of the financial statements;

4.	Discuss with management and the independent auditor any correspondence with, or findings of examinations by, regulators or governmental agencies (including Nasdaq and the Commission) and any published reports which raise material issues regarding the Company’s Exchange Act reports, financial statements or accounting policies.

5.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

6.	Review and have prior approval authority with respect to all related party transactions (as defined in applicable Nasdaq rules), and review the public disclosures of such transactions; and

7.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

E. Code of Conduct. With respect thereto, the Committee shall:

1.	Require that the Company’s Code of Conduct be disseminated to all employees, including at the initiation of employment of all new employees;

2.	Annually review with management a summary of directors, officers and employees’ compliance with the Company’s Code of Conduct;

3.	Review any request for a waiver of any aspect of the Company’s Code of Conduct by an executive officer or director, and make a recommendation to the full Board of Directors with respect thereto in respect of its consideration of such waiver request under applicable Nasdaq rules.

F. Other Responsibilities. The Committee shall perform the following additional responsibilities:

1.	Review and discuss significant findings and recommendations made by the independent auditor, and then by the internal auditors, if any;

2.	Where directed in writing by the Board of Directors, institute special investigations and, if appropriate, hire special counsel or experts to assist;

3.	Engage in an annual self-assessment of the Committee with the goal of continuing improvement;

4.	Annually (or more frequently if circumstances require) review and reassess the adequacy of this Charter and, if appropriate, recommend changes to this Charter, which amendment shall require the approval of the Board of Directors; and

5.	Such other duties that may be delegated to it by the Board of Directors from time to time.

III. Reporting Responsibilities.

The Committee shall report regularly to the Board of Directors about Committee activities and make appropriate recommendations to the Board of Directors, management, the independent auditor and the internal auditors, if any.

The Committee shall prepare the report required by the Commission’s rules to be included in the Company’s annual proxy statement.

IV. Limits of Responsibilities and Powers.

The Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this Charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the auditors on the basis of the information it receives, discussions with the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor. It is not the duty of the Committee to conduct investigations (except as set forth in Section II, Paragraph F, Subsection 2 hereof), to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

ANNEX B

HOME PRODUCTS INTERNATIONAL, INC.

Nominating & Governance Committee Charter

(approved April 14, 2004)

Purpose

The Committee is established by the Board of Directors of Home Products International, Inc. (the “Company”) for the following purposes: (i) assisting the Board by actively identifying individuals qualified to become Board members, (ii) recommending to the Board the director nominees for election at the next annual meeting of stockholders, (iii) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, and (iv) leading the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation.

Composition

1. Members. The Committee shall consist of as many members as the Board shall determine, but in any event not fewer than three members. The members of the Committee shall be appointed annually by the Board.

2. Qualifications. Each member of the Committee shall meet all applicable independence and other requirements of law and the rules of the Nasdaq Stock Market (“Nasdaq”).

3. Chair. The Chair of the Committee shall be appointed by the Board.

4. Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board. In addition, membership on the Committee shall automatically end at such time as the Board determines that a member ceases to meet the independence requirements of Nasdaq and applicable law.

Committee Operations

1. Meetings. The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings, provided that the Committee shall meet at least once per year in advance of the Board’s nomination of directors for election at the annual meeting of the Company’s stockholders.

2. Agenda. The Chair of the Committee shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3. Report to Board. The Committee shall report its actions to the Board at the next regularly scheduled Board meeting after such action was taken and shall submit to the Board the minutes of its meetings.

4. Self-Evaluation; Assessment of Charter. The Committee shall conduct an annual performance self-evaluation and shall report to the Board the results of the self-evaluation. The Committee shall assess the adequacy of this Charter periodically and recommend any changes to the Board.

Authority and Duties

1. The Committee shall identify and recommend to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy that is anticipated or has arisen on the Board, in accordance with

B-1

the criteria, policies and principles set forth in this Charter and any policies or statements adopted by the Committee with respect thereto. In making its recommendations, the Committee may consider some or all of the following factors, among others: (a) the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size and subject to similar legal restrictions and oversight; (b) the interplay of the candidate’s experience with the experience of other Board members; (c) the extent to which the candidate would be a desirable addition to the Board; (d) whether or not the candidate has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company’s management; and (e) the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates. The Committee shall report to the Board periodically on the status of these efforts. The Committee shall review candidates for the Board recommended by the Company’s management and other members of the Board who are not members of the Committee. The Committee shall also review candidates for the Board recommended by stockholders and shall adopt a policy regarding the consideration of such candidates. The invitation to join the Board shall be extended by the Chairman of the Board.

2. The Committee shall review with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to the Company of its members and of anticipated needs. The Committee shall establish and review with the Board the appropriate skills and characteristics required of Board members.

3. The Committee shall, upon a significant change in a director’s principal occupation, review, as appropriate and in light of the then current Board policies, the continued Board membership of such director.

4. The Committee shall advise the Board periodically with respect to significant developments in the law and practice of corporate governance as well as the Company’s compliance with the Company’s policies and applicable laws and regulations, and make recommendations to the Board on all matters of corporate governance and on any corrective action to be taken, as the Committee may deem appropriate.

5. The Committee shall establish criteria and processes for, and lead the Board in, its annual performance self-evaluation. Each performance self-evaluation shall be discussed with the Board following the end of each fiscal year. Each performance self-evaluation shall focus on the contribution to the Company by the Board and each individual director, and shall specifically focus on areas in which a better contribution could be made.

6. The Committee shall establish policies for new director orientation and establish policies for the continued education of directors already on the Board.

7. The Committee shall conduct a review of director’s affiliations and transactions that could raise conflict of interest issues.

8. The Committee shall establish procedures to help shareholders communicate with non-management directors.

9. The Committee shall evaluate shareholder proposals and recommend responses to the shareholder proposals to the Board.

10. The Committee shall periodically review the size and structure of the Board.

The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate.

The Committee shall have the power to retain search firms or advisors to identify director candidates. The Committee may also retain counsel or other advisors, as it deems appropriate. The Committee shall have sole authority to retain and terminate such search firms or advisors and to review and approve such search firm or advisor’s fees and other retention terms.

B-2

PROXY

HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James R. Tennant and James E. Winslow as Proxies (jointly and severally), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Home Products International, Inc. held of record by the undersigned on April 14, 2004 at the Annual Meeting of Stockholders to be held on June 2, 2004 or any adjournment thereof.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the related Proxy Statement.

(continued on reverse side)

I plan to
Attend meeting
☐

The Board of Directors recommends a vote FOR the Election of Directors.

1.	Election of Directors.

FOR all nominees listed below

WITHHOLD AUTHORITY

(except as marked to the contrary below)

to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee, strike a line through a nominee’s name in the list below.)

Charles R. Campbell, Daniel B. Shure, Joel D. Spungin, James R. Tennant.

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date , 2004

Signature

Signature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet http://www.eproxy.com/homz		Telephone 1-800-435-6710		Mail

•	Go to the website address indicated above.	•	Use any touch-tone telephone.	Mark, sign and date your proxy card
•	Have this proxy form in hand.	•	Have this proxy form in hand.	and
•	Enter the Control Number located in the box below.	•	Enter the Control Number located in the box below.	return it in the enclosed postage-paid envelope
•	Follow the simple recorded instructions.	•	Follow the simple instructions.